Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156265

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 17, 2009

Prospectus Supplement

(To prospectus dated December 18, 2008)

$

            % Senior Notes due 2019

The notes will bear interest at the rate of         % per annum. We will pay interest on the notes on March      and September      of each year, beginning March     , 2010. The notes will mature on September     , 2019. We may not redeem the notes before maturity. The notes will not have the benefit of any sinking fund.

The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness. The notes will be issued in registered form in denominations of $1,000 and integral multiples of $1,000.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

	Per Note	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Markel	%	$

(1)	Plus accrued interest from September , 2009, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Barclays Capital	Wells Fargo Securities
Joint Lead Managers
BofA Merrill Lynch	Citi
Co-Managers
BB&T Capital Markets	U.S. Bancorp Investments, Inc.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about September     , 2009.

The date of this prospectus supplement is September     , 2009.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the base prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

NOTE ON FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus supplement and accompanying prospectus contain or incorporate by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or are included in the items listed below:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	we are legally required in certain instances to offer terrorism insurance and have attempted to manage our exposure; however, if there is a covered terrorist attack, we could sustain material losses;

•	the impact of the events of September 11, 2001 will depend on the resolution of on-going insurance coverage litigation and arbitrations;

•

the frequency and severity of catastrophic events is unpredictable and may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane or other adverse weather-related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the loss estimation process may become more uncertain if we experience a period of rising inflation;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

economic conditions, volatility in interest and foreign exchange rates and concentration of investments can have a significant impact on the fair value of fixed maturity and equity investments, as well as the carrying value of other assets and liabilities, and this impact is heightened by the current level of market volatility;

•

we cannot predict the extent and duration of disruptions that have resulted from recent economic and market conditions; the effects of government intervention into the markets to address these disruptions (including, among other things, financial stability and recovery initiatives; the government’s ownership interest in American International Group, Inc. and the restructuring of that company; the economic stimulus package; potential regulatory changes affecting the insurance industry and the securities and derivatives markets; and changes in tax policy); and their combined impact on our industry, business and investment portfolio;

•

because of adverse conditions in the financial services industry, access to capital has generally become more difficult and/or more expensive, which may adversely affect our ability to take advantage of business opportunities as they may arise;

•	our new business model may take longer to implement and cost more than we anticipate and may not achieve some or all of its objectives;

•	if we experience a pandemic (for example, a swine flu outbreak) or a localized catastrophic event in an area where we have offices, our business operations could be adversely affected;

•	loss of services of any executive officers could impact our operations; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You should not place undue reliance on any forward-looking statements which speak only as at their dates.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the notes. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the terms and conditions of the notes. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the notes and the other considerations that are important to you in making a decision about whether to invest in the notes.

Unless otherwise indicated, references in this prospectus supplement to “Markel,” “we,” “us” and “our” are to Markel Corporation and its consolidated subsidiaries.

Markel Corporation

We market and underwrite specialty insurance products and programs to a variety of niche markets and believe that our specialty product focus and niche market strategy enable us to develop expertise and specialized market knowledge. We seek to differentiate ourselves from competitors by reason of our expertise, service, continuity and other value-based considerations. We compete in three segments of the specialty insurance marketplace:

•	the excess and surplus lines market;

•	the specialty admitted market; and

•	the London insurance market.

Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value. We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for each of the last five fiscal years and for the six-month period ended June 30, 2009.

Six Months Ended June 30, 2009	Year Ended December 31,
	2008	2007	2006	2005	2004
3.4	*	10.1	8.8	3.7	4.7

The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

*	For 2008, our earnings were insufficient to cover fixed charges by $161.9 million.

The Offering

Issuer	Markel Corporation

Notes offered	$ million aggregate principal amount of % Senior Notes due 2019.

Maturity	September , 2019

Interest payment dates	March and September of each year, beginning March , 2010.

Redemption	The notes are not redeemable at any time, in whole or in part.

Sinking fund	None.

Ranking	The notes will be our direct, unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be effectively junior in right of payment to all of the liabilities of our subsidiaries.

As of June 30, 2009, we had approximately $739 million of unsubordinated indebtedness outstanding on a consolidated basis. Markel Corporation currently has no secured debt. Our consolidated subsidiaries have approximately $15 million of outstanding indebtedness for borrowed money, all of which relates to financings for our Red Bank, New Jersey offices.

Covenants	The supplemental indenture for the notes contains limitations on our ability to incur certain liens securing debt. See “Description of Notes —Limitation on Liens.” The indenture also contains, among other things, restrictions on our ability to enter into some consolidations, mergers or transfers of all or substantially all of our assets.

Use of proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including acquisitions. See “Use of Proceeds” on page S-10.

Risk factors	You should carefully consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” before purchasing any of the notes.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company.

RISK FACTORS

An investment in the notes involves risks. In addition to the matters addressed in “Note on Forward-Looking and Cautionary Statements” and other information included or incorporated in this prospectus supplement and the accompanying prospectus, you should consider the following risk factors in determining whether to purchase the notes.

Our holding company structure results in structural subordination which may affect our ability to make payments on the notes.

The notes are obligations exclusively of Markel Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our regulated subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. In addition, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval. The notes will be structurally subordinated to all obligations of our subsidiaries, which means that holders of obligations of our subsidiaries have claims on the assets of those subsidiaries that have priority to claims of holders of the notes. The indenture governing the notes does not limit the amount of debt that we or any of our subsidiaries may incur.

Our results may be affected because actual insured losses differ from our loss reserves.

Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expenses. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of such factors as:

•	trends in claim frequency and severity,

•	changes in operations,

•	emerging economic and social trends,

•	uncertainties relating to asbestos and environmental exposures,

•	inflation, and

•	changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results will differ from original estimates. As part of the reserving process, we regularly review our loss reserves and make adjustments as necessary. Future increases in reserves will result in additional charges to earnings.

We may experience losses from catastrophes.

Because we are a property and casualty insurance company, we frequently experience losses from man-made or natural catastrophes. Catastrophes may have a material adverse effect on operations. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires and may include terrorist events. We cannot predict how severe a particular catastrophe will be before it occurs. The extent of losses from catastrophes is a function of the total amount of losses incurred, the number of insureds affected, the frequency and severity of the events, the effectiveness of our catastrophe risk management program and the adequacy of our reinsurance coverage. Most catastrophes occur over a small geographic area; however, some catastrophes may produce significant damage in large, heavily populated areas.

We are subject to regulation by insurance regulatory authorities that may affect our ability to implement our business objectives.

Our insurance subsidiaries are subject to supervision and regulation by the insurance regulatory authorities in the various jurisdictions in which they conduct business. This regulation is intended for the benefit of policyholders rather than shareholders or holders of debt securities. Insurance regulatory authorities have broad regulatory, supervisory and administrative powers relating to solvency standards, licensing, policy rates and forms and the form and content of financial reports. In light of recent economic conditions, regulatory and legislative authorities are considering enhanced or new regulatory requirements intended to prevent future crises or otherwise assure the stability of financial institutions. Regulatory authorities also may seek to exercise their supervisory or enforcement authority in new or more aggressive ways, such as imposing increased capital requirements. Any such actions, if they occurred, could affect the competitive market and the way we conduct our business and manage our capital. As a result, such actions could materially affect our results of operations, financial condition and liquidity.

Our investment results may be impacted by changes in interest rates, government monetary policies and general economic conditions.

We receive premiums from customers for insuring their risks. We invest these funds until they are needed to pay policyholder claims or until they are recognized as profits. Fluctuations in the value of our investment portfolio can occur as a result of changes in interest rates, government monetary policies and general economic conditions. Our investment results may be impacted by these factors.

We invest a significant portion of our invested assets in equity securities, which may result in significant variability in our investment results and may adversely impact shareholders’ equity. Additionally, our equity investment portfolio is concentrated and declines in value on these significant investments could adversely affect our financial results.

Equity securities were 49% and 70% of our shareholders’ equity at December 31, 2008 and 2007, respectively. Equity securities have historically produced higher returns than fixed maturities; however, investing in equity securities may result in significant variability in investment returns from one period to the next. If recent levels of market volatility persist, we could experience significant declines in the fair value of our equity investment portfolio, which would result in a material decrease in shareholders’ equity. Additionally, if the fair value of our equity portfolio declines significantly, we may have unrealized holding losses for which we are unable to record a deferred tax asset. Our equity portfolio is concentrated in particular issuers and industries and, as a result, a decline in the fair value of these significant investments also could result in a material decrease in shareholders’ equity. A material decrease in shareholders’ equity may adversely impact our ability to carry out our business plans.

Deterioration in the public debt and equity markets could lead to investment losses and adverse effects on our business.

The severe downturn in the public debt and equity markets in 2008 and early 2009, reflecting uncertainties associated with the mortgage and credit crises, worsening economic conditions, widening of credit spreads, bankruptcies and government intervention in large financial institutions, resulted in significant realized and unrealized losses in our investment portfolio. Depending on future market conditions, we could incur substantial additional realized and unrealized losses in future periods, which would have an adverse impact on our results of operations, financial condition, debt and financial strength ratings, insurance subsidiaries’ capital and ability to access capital markets. In addition, because of adverse conditions in the financial services industry, access to capital has generally become more difficult, which may adversely affect our ability to take advantage of business opportunities as they arise.

Competition in the property and casualty insurance industry could adversely affect our ability to grow or maintain premium volume.

Among our competitive strengths have been our specialty product focus and our niche market strategy. These strengths also make us vulnerable in periods of intense competition to actions by other insurance companies who seek to write additional premiums without appropriate regard for ultimate profitability. During soft markets, it is very difficult for us to grow or maintain premium volume levels without sacrificing underwriting profits. If we are not successful in maintaining rates or achieving rate increases, it may be difficult for us to improve underwriting margins and grow or maintain premium volume levels.

If we are not successful in the implementation of our One Markel initiative, we may experience increased costs, a decline in premium volume or increased internal control risk.

Our One Markel initiative involves transitioning the business model for our excess and surplus lines units to a customer-focused, regional strategy. In the new model, our underwriters will have access to and expertise in all of our product offerings and will be located closer to our producers. The overall goal of One Markel is to grow our business while maintaining our underwriting integrity, with unified systems greatly enhancing our ability to accomplish this goal. We expect to incur higher expenses in the short term as we implement our new model and systems; however, if we are unsuccessful in implementing One Markel, we could also experience one or more of the following: increased costs due to delays or disruptions from system conversions; lower underwriting profits if we cannot maintain our underwriting standards under the new model; and decreased premium volume if we are unable to successfully transition our producers to the new model. In addition, adopting this new business model and implementing new information technology systems in support of this initiative will change the design of our system of internal controls, which may increase internal control risk for a period of time.

Because we rely on reinsurance, we bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement.

We purchase reinsurance in order to reduce our retention on individual risks and to have the ability to underwrite policies with sufficient limits to meet policyholder needs. The ceding of insurance does not legally discharge us from our primary liability for the full amount of the policies.

Such reliance on reinsurance may create credit risk as a result of the reinsurer’s inability or unwillingness to pay reinsurance claims when due. Deterioration in the credit quality of existing reinsurers or disputes over the terms of reinsurance could result in additional charges, which may adversely impact our profitability.

A ratings decline could adversely affect the value of the notes.

Any of the agencies that rate our debt have the ability to lower the ratings currently assigned to our debt at any time, as a result of their views about our current or future business, financial condition or results of operations. Any ratings decline could adversely affect the value of the notes.

A public market does not currently exist for the notes and a market may not develop or be sustained.

The notes will represent new securities for which no market currently exists. Although a market exists for our currently outstanding debt securities, there can be no assurance that an active trading market for the notes will develop or, if a market develops, that it will be liquid or sustainable.

USE OF PROCEEDS

We estimate that the net proceeds of the offering, after deducting the underwriting discount, will be approximately $             million. Proceeds of the offering will be used for general corporate purposes, including acquisitions. We have entered into an agreement to purchase Elliot Special Risks, a Canadian managing general agent which underwrites a range of specialty insurance products, for Cdn$75 million. That transaction is scheduled to close October 1, 2009. We are also in various stages of discussion and negotiation with respect to other potential acquisitions in connection with both our insurance business and our private company investment portfolio; however, we have not reached any definitive agreement with respect to any of these potential acquisitions, and none of them would be material to our business as a whole.

Pending their use for the purposes described in the preceding paragraph, the proceeds of the offering will be invested in short-term securities.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the senior Debt Securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The notes will be issued under an indenture dated as of June 5, 2001, between Markel and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as indenture trustee, as supplemented and amended by a fifth supplemental indenture, to be dated as of September     , 2009 (as amended, the Indenture). The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description of the notes in the accompanying prospectus and the Indenture. Capitalized terms used in this “Description of Notes” that are not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the Indenture.

As used in this section “Description of Notes” and in the accompanying prospectus under the caption “Description of Debt Securities,” any references to “the Company,” “us,” “we,” “our” or “Markel” are to Markel Corporation, excluding its subsidiaries.

General

The         % senior notes due 2019 will initially be limited in aggregate principal amount to $             million. We may, without the consent of the existing holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the Indenture.

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on September     , 2019. The notes are not subject to any sinking fund provision. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Markel Corporation currently has no secured debt. As of June 30, 2009, we had approximately $739 million of unsubordinated indebtedness outstanding on a consolidated basis.

The notes will also be effectively junior in right of payment to all of the liabilities of our subsidiaries. Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of notes will generally have a junior position to claims of creditors of our subsidiaries, including insureds, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Our consolidated subsidiaries currently have approximately $15 million of outstanding indebtedness for borrowed money, all of which relates to financings for our Red Bank, New Jersey offices. We acquired a controlling interest in the entities which own the offices and are the obligors on the financings in the third quarter of 2009.

Unless otherwise described below under “—Limitation on Liens” or in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of our or our subsidiaries’ indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

Each note will bear interest at the rate of         % per year from September     , 2009 or from the most recent date on which interest has been paid.

Interest is payable semiannually in arrears on March      and September      of each year (each, an Interest Payment Date). The initial Interest Payment Date is March     , 2010. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the notes remain in book-entry form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the notes are not in book-entry form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date (whether or not a business day).

Redemption

The notes are not redeemable, in whole or in part, at any time.

Limitation on Liens

While any of the notes are outstanding, neither we nor our Material Subsidiaries will issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the voting stock of a Material Subsidiary without providing that the notes will be secured equally and ratably with, or prior to, that secured indebtedness so long as the indebtedness remains outstanding. These restrictions, however, do not apply to liens upon shares of voting stock of any corporation that exist at the time that corporation becomes a Material Subsidiary and extensions, renewals or replacements of these pre-existing liens. The term “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP) represent at least 20% of our total assets on a consolidated basis.

Events of Default

The following are events of default for the notes:

(1)	default in payment of the principal amount at maturity;

(2)	default in payment of interest, which default continues for 30 days;

(3)	our failure to comply with any of our other agreements in the notes or the Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(4)

(a) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the Indenture means our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an aggregate principal amount in excess of $50,000,000 (Indebtedness) and continuance of such failure, or (b) the acceleration of Indebtedness because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in each case, for a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

however, if any such failure or acceleration referred to in (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default by reason thereof will be deemed not to have occurred; or

(5)	certain events of bankruptcy or insolvency affecting us.

If an event of default (other than as specified in clause (5) above) occurs and is continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the trustee and us, may declare the principal of, and accrued interest on, all of the outstanding notes due and payable immediately, upon which declaration all amounts payable in respect of the notes will be immediately due and payable. If an event of default specified in clause (5) above occurs and is continuing, then the principal of, and accrued interest on, all of the outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all notes, (iii) the principal of any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all events of default, other than the nonpayment of principal of, and interest on, the notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, or interest on, any notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least a majority in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the notes and the Indenture, the trustee has failed to institute such proceeding within 60 days after receipt of such notice and the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, or interest on, such note on or after the respective due dates expressed in such note.

Defeasance

Under the Indenture, we may exercise rights of defeasance (either as to all our obligations or as to certain covenants, which we call covenant defeasance) as described in the accompanying prospectus under “Description of Debt Securities—Defeasance.” In addition to the conditions described in the accompanying prospectus, we must, as a condition to exercising rights of defeasance or covenant defeasance with respect to the notes, deliver to the trustee an opinion of counsel to the effect that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of a defeasance (but not a covenant defeasance), the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws.

The Trustee

The trustee under the Indenture is The Bank of New York Mellon, 101 Barclay Street 8W, New York, New York 10286. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates.

Book-Entry Procedures and Settlement

Upon issuance, the notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with the trustee on behalf of The Depository Trust Company (DTC) and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, unless use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all of the notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the Company or the trustee. Under such circumstances, if a successor depository is not obtained, notes are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, notes will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement and related pricing agreement dated September     , 2009, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

Underwriter	Principal Amount
Barclays Capital Inc.
Wells Fargo Securities, LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
U.S. Bancorp Investments, Inc.

Total	$

The underwriters have agreed to purchase the notes at an aggregate purchase price equal to         % of the initial public offering price set forth on the cover of this prospectus supplement, less a total underwriting discount of $                , for a total purchase price of $                .

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the notes if any are taken.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We estimate the expenses of this offering, not including the underwriting discount, to be approximately $150,000. These expenses are payable by us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing notes in this offering, if the underwriters repurchase previously distributed notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters or their affiliates have provided and may in the future continue to provide commercial and investment banking and other financial services for us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Wachovia Bank, N.A., an affiliate of Wells Fargo Securities, LLC, Barclays Bank PLC, an affiliate of Barclays Capital Inc., Branch Banking & Trust Co. of Virginia, an affiliate of BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., are lenders under our revolving credit facility. No amounts are currently outstanding under our credit facility.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our annual, quarterly and current reports, any proxy statements and other information over the Internet at the SEC’s home page at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol “MKL.” Our filings may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the notes. The SEC allows us to “incorporate by reference” the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the offered securities are sold. The documents incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

•	Current Reports on Form 8-K filed January 7, 2009, January 30, 2009 and August 26, 2009.

You may request a copy of these filings, which will be provided at no cost, by writing or telephoning us at: 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136.

VALIDITY OF NOTES

Certain legal matters in connection with the notes will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. As of September 17, 2009, partners of McGuireWoods LLP owned less than 1% of our common shares outstanding on that date. The underwriters are represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report on the consolidated financial statements of Markel Corporation and subsidiaries dated February 26, 2009 refers to a change in accounting for uncertainty in income taxes in 2007 and a change related to defined benefit pension and other postretirement plans in 2006.

PROSPECTUS

Markel Corporation

Common Shares, Preferred Shares, Debt Securities, Warrants,

Share Purchase Contracts and Share Purchase Units

From time to time, we may offer and sell:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	share purchase contracts, and

•	share purchase units.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Our common shares are traded on the New York Stock Exchange under the symbol “MKL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2008.

MARKEL CORPORATION

General

We market and underwrite specialty insurance products and programs to a variety of niche markets and believe that our specialty product focus and niche market strategy enable us to develop expertise and specialized market knowledge. We seek to differentiate ourselves from competitors by reason of our expertise, service, continuity and other value-based considerations. We compete in three segments of the specialty insurance marketplace: the excess and surplus lines market, the specialty admitted market and the London insurance market. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136. We use the terms “we,” “us,” “our,” and “Markel” to refer to Markel Corporation in this prospectus.

Safe Harbor and Cautionary Statements

This prospectus contains or incorporates by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You should not place undue reliance on any forward-looking statements, which speak only as at their dates.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities for general corporate purposes, including acquisitions.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value.

Common Shares

Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval. However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	the dissolution of Markel,

•	an amendment to our articles of incorporation, or

•	the sale of all or substantially all of our assets.

These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used in, or have the effect of, preventing or deterring a party from gaining control of Markel, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of Markel.

Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of Markel, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

Our transfer agent and registrar for common shares is American Stock Transfer & Trust Company.

Voting Rights with Respect to Extraordinary Corporate Transactions

Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.

Anti-takeover Statutes

Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any “interested shareholder:”

•	mergers and statutory share exchanges;

•	material dispositions of corporate assets not in the ordinary course of business;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•

any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

An interested shareholder of a corporation is, among others, a person who is, or an affiliate or associate of the corporation who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the corporation unless a majority of disinterested directors approved the acquisition of shares making a person an interested shareholder. Unless the affiliated transaction comes within an applicable exemption, an affiliated transaction in the three years after a person becomes an interested shareholder must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. After three years, an affiliated transaction must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder, unless the affiliated transaction is approved by a majority of the disinterested directors or meets “fair price” criteria. We have not made any election in our articles of incorporation not to be covered by this provision of the Virginia law.

Under Virginia law, voting rights for “control shares” must be approved by a corporation’s shareholders, not including the shares held by interested parties. “Control shares” are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation’s voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters’ rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.

Insurance Holding Company and Thrift Holding Company Regulations on Change of Control

We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company which controls an insurance subsidiary, or merge with the holding company. We are also regulated by the federal government as a thrift holding company and, as such, are subject to regulations regarding acquisition of control similar to those applicable to insurance holding companies. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Directors’ Duties

Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonable or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Preferred Shares

Our preferred shares are issuable in one or more series from time to time at the direction of the board of directors. The board of directors is authorized, with respect to each series, to fix its:

•	designation,

•	relative rights, including voting, dividend, conversion, sinking fund and redemption rights,

•	preferences, including with respect to dividends and on liquidation, and

•	limitations.

The board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us. All preferred shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. We will file prospectus supplements and may provide other offering materials that will describe the specific terms of offered debt securities. In addition, the prospectus supplement or other offering materials will show a ratio of earnings to fixed charges in accordance with Securities and Exchange Commission (SEC) rules.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to as “senior debt securities” or subordinated obligations of ours issued in one or more series and referred to as “subordinated debt securities.” The senior debt securities and the subordinated debt securities are collectively referred to as “debt securities.” We will issue our senior debt securities under a senior indenture and our subordinated debt securities under a subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.” Each indenture has been or will be entered into by us and an independent third party, known as a “trustee,” who is or will be legally obligated to carry out the terms of the indenture. The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated debt indenture. The particular terms of the offered debt securities and the extent to which the general provisions described below may apply to the offered debt securities will be described in the prospectus supplement or other offering materials.

We have summarized certain terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The senior indenture and the form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions that may be important to you.

The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

The indentures will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Unless otherwise provided in a prospectus supplement or other offering materials, our senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior indebtedness, including the senior debt securities, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement or other offering materials.

The applicable prospectus supplement or other offering materials will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date or method for determining the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the places where the principal and interest will be payable;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities, as defined below, or certificates;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•

whether the debt securities will be issuable in registered form, referred to as “registered securities,” or bearer form, referred to as “bearer securities,” or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

•

whether the debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any applicable material federal tax consequences;

•	the dates on which premium, if any, will be payable;

•	any listing on a securities exchange;

•	if convertible into our common shares or preferred shares, the terms on which the debt securities are convertible;

•

the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

•

the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, money, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

•	the initial public offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to the debt securities and the foreign currency will be specified in the applicable prospectus supplement or other offering materials.

Debt securities may be issued as original issue discount securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement or other offering materials. Conditions under which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement or other offering materials. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement or other offering materials.

Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement or other offering materials.

Covenants

Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Any additional covenants will be described in the applicable prospectus supplement or other offering materials.

Registration, Transfer, Payment and Paying Agent

Unless otherwise indicated in a prospectus supplement or other offering materials, each series of debt securities will be issued in registered form only, without coupons. We may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to the offices located outside the United States of some United States financial institutions. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement or other offering materials relating to the offering of the bearer securities.

Unless otherwise indicated in a prospectus supplement or other offering materials, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise indicated in a prospectus supplement or other offering materials, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency of the trustee in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

Unless otherwise indicated in a prospectus supplement or other offering materials, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the office or agency outside the United States as specified in the prospectus supplement or other offering materials and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement or other offering materials, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to the interest payment date. Unless otherwise indicated in a prospectus supplement or other offering materials, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States, except that if amounts owing with respect to any bearer securities will be payable in U.S. dollars, payment may be made at the corporate trust office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, but only if, payment of the full amount of the principal, premium or interest at all offices outside of the United States maintained for this purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities; Holding Company Structure

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all our other unsubordinated indebtedness. The subordinated debt securities will be our obligations and will be subordinated in right of payment to all existing and future senior indebtedness, as specified in the applicable prospectus supplement or other offering materials. The prospectus supplement or other offering materials will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to the subordinated debt securities, and the approximate amount of the senior indebtedness outstanding as of a recent date.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends or advances from our insurance subsidiaries may require prior regulatory notice or approval. Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a “depositary” identified in the prospectus supplement or other offering materials relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to a series of global debt securities and material limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement or other offering materials.

Redemption and Repurchase

The debt securities may be redeemable at our option, in whole or in part, or may be subject to mandatory redemption through a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price together with interest as set forth in the applicable prospectus supplement or other offering materials on notice given at least 20 days before the date of redemption. Senior and subordinated debt securities may be subject to repurchase by us at the option of the holders upon the terms, at the times and at the price together with interest set forth in the applicable prospectus supplement or other offering materials.

We must repay the senior and subordinated debt securities at the option of the holders before the stated maturity date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided, the senior and subordinated debt securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified repayment dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the repayment date.

For any senior or subordinated debt security to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York not more than 60 nor less than 30 calendar days before the date of repayment:

•

in the case of a certificated senior or subordinated debt security, the certificated senior or subordinated debt security and the form in the senior or subordinated debt security entitled “Option of Holder to Elect Repayment” duly completed; or

•	in the case of a book-entry senior or subordinated debt security, instructions to that effect from the beneficial owner to the securities depositary, forwarded by the securities depositary.

Exercise of the repayment option by the holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in book-entry senior or subordinated debt securities. Accordingly, beneficial owners who desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry senior or subordinated debt securities, or the global certificate representing the related book-entry senior or subordinated debt securities, to the trustee on the securities depositary’s records.

Conversion and Exchange

The applicable prospectus supplement or other offering materials will set forth the terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares, preferred shares, or other debt securities. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

The applicable prospectus supplement or other offering materials will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement or other offering materials, the indentures will not require the maintenance of any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a takeover, recapitalization or similar restructuring or change in control of Markel.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger, subject to specified limitations and conditions, between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we must also deliver an opinion of counsel to the applicable trustee affirming our compliance with all conditions in the applicable indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

Events of Default

Unless otherwise specified in the applicable prospectus supplement or other offering materials, an event of default with respect to any debt securities will include:

•	default for a period of 60 days in payment of any interest with respect to any debt security of that series;

•	default in payment of principal or any premium with respect to any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of that series for a period of 60 days;

•

default by us in the performance, or breach, of any other covenant or warranty in the applicable indentures other than a covenant or warranty included solely for the benefit of a series of debt securities other than that particular series, which continues for 90 days after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	specified events of bankruptcy, insolvency or reorganization on our part; or

•

any other event of default that may be set forth in the applicable prospectus supplement or other offering materials, including, but not limited to, an event of default based on other debt being accelerated, or “cross-acceleration.”

An event of default with respect to any particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

Each indenture provides that if an event of default with respect to any series of debt securities issued under the indenture has occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of the series then outstanding may declare the principal amount, or if any debt securities of the series are original issue discount securities, a specified lesser amount, of all of the debt securities of the series to be due and payable immediately. However, upon specified conditions, the declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of all series issued under the applicable indenture.

The applicable prospectus supplement or other offering materials will provide the terms under which an event of default will result in an acceleration of the payment of principal of subordinated debt securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to specified limitations and conditions, may institute a judicial proceeding for collection.

No holder of any of debt securities of any series issued under any indenture has any right to institute any proceeding with respect to that indenture or any remedy under that indenture, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the applicable trustee to institute a proceeding as trustee, the applicable trustee has failed to institute a proceeding within 60 days after receipt of the notice and the applicable trustee has not within the 60-day period received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities of the series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an event of default occurs and is continuing, the applicable trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the applicable trustee reasonable security or indemnity. Subject to provisions concerning the rights of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the applicable trustee with respect to that series.

The applicable trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

We are required to furnish to the trustees annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

From time to time, we, when authorized by resolutions of our board of directors, and the applicable trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indentures and the debt securities of the series for specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of the series in the case of a merger, consolidation, conveyance or transfer;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of that series;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to secure the debt securities of that series;

•	to maintain the qualification of the indentures under the Trust Indenture Act;

•	to make any change that does not adversely affect the rights of any holder;

•	to appoint a successor trustee; or

•	to make provisions with respect to the conversion or exchange rights of holders.

Other amendments and modifications of the indentures or the related debt securities may be made by us and the applicable trustee with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series that would be affected, with each series voting as a separate class; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security that would be affected:

•

reduce the principal amount of, or change the stated maturity of the principal of, or reduce the rate or modify the calculation of the rate of interest of the debt securities or any additional amounts, or any premium payable upon the redemption or repayment or otherwise, or change our obligation to pay additional amounts;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity, or the amount provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder of the debt securities;

•	change the place of payment, currency in which the principal of, any premium or interest on, or any additional amounts with respect to debt securities are payable;

•

impair the right of any holder of the debt securities to institute suit for the enforcement of any payment on the debt securities or after the stated maturity, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder of the debt securities, on or after the repayment date;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of specified defaults hereunder and their consequences provided for in the indentures;

•	reduce the requirements of quorum or voting under the indentures;

•	make any change that adversely affects the right to convert or exchange any of the debt securities for capital stock or other securities in accordance with its terms; or

•	modify the above provisions, except as permitted by the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with specified restrictive provisions of the relevant indenture, including other restrictive covenants, if any, that may be set forth in the applicable prospectus supplement or other offering materials. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding debt security of the series affected.

Satisfaction; Discharge

Except as described in this section, we may discharge all of our obligations to holders of the debt securities issued under the indentures, which debt securities have not already been delivered to the applicable trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the applicable trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding debt securities. However, some of our obligations under the indentures will survive, including the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of debt securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the debt securities of the applicable series, and other rights, duties and obligations of the holders of debt securities with respect to any amounts deposited with the applicable trustee; and

•	the rights, obligations and immunities of the applicable trustee under the applicable indenture.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if that trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated indenture. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, The Bank of New York Mellon and its affiliates. The Bank of New York Mellon administers its corporate trust business at 101 Barclay Street 8W, New York, NY 10286.

Subordination of the Subordinated Debt Securities

Each series of subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the applicable indenture, to all senior indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise,

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any senior indebtedness, or

•	the maturity of any senior indebtedness has been accelerated because of a default on that senior indebtedness,

then the holders of senior indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that senior indebtedness, and, in the case of the second and third instances, of all amounts due on that senior indebtedness, or we must make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their subordinated debt securities.

Senior indebtedness means, with respect to any series of subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money whether or not it is evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	capitalized lease obligations;

•	any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that the amendment would adversely affect.

The subordinated indenture does not limit the amount of senior indebtedness that we may issue.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the number of common shares or preferred shares or principal amount of debt securities, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in, the registration statement of which this prospectus is a part. The prospectus supplement or other offering materials relating to a particular issue of warrants will describe the terms of the warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this prospectus as share purchase contracts. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information About Markel.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Our file number with the SEC is 001-15811. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MARKEL

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC’s home page at http://www.sec.gov.

Our common shares are listed on the New York Stock Exchange under the symbol “MKL.” Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008;

•	Our Current Reports on Form 8-K filed March 3 and April 30, 2008;

•	The description of our capital stock contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail Bruce Kay, Vice President of Investor Relations at bkay@markelcorp.com.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Leslie A. Grandis, a partner in McGuireWoods LLP, is a member of the Board of Directors of our company. As of December 1, 2008, partners of McGuireWoods LLP owned approximately 27,000 of our common shares, or less than 1% of our common shares outstanding on that date. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement and other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report on the consolidated financial statements of Markel Corporation and subsidiaries dated February 25, 2008 refers to a change in accounting for uncertainty in income taxes in 2007 and a change related to defined benefit pension and other post retirement plans in 2006.

$

        % Senior Notes due 2019

PROSPECTUS SUPPLEMENT

Barclays Capital

Wells Fargo Securities

BofA Merrill Lynch

Citi

BB&T Capital Markets

U.S. Bancorp Investments, Inc.

September     , 2009